Exhibit 10.1

EXECUTION VERSION

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”) dated as of March 22, 2016 is by and between JANA Partners LLC (“JANA”) and Team Health Holdings, Inc. (the “Company”).

WHEREAS, the Company and JANA have engaged in discussions concerning the Company’s business;

WHEREAS, JANA has informed the Company that it beneficially owns 5,890,368 shares of the common stock, par value $0.01 per share, of the Company (the “Common Stock”), which represents approximately 8.0% of the issued and outstanding shares of Common Stock;

WHEREAS, the Company’s Board of Directors (the “Board”) has considered the qualifications of Edwin M. Crawford and Scott Ostfeld (the “March Directors”) and Nancy M. Schlichting (together with the March Directors, the “JANA Directors”); and

WHEREAS, the Company and JANA have determined to come to an agreement regarding (i) the appointment of the JANA Directors to the Board, (ii) the subsequent nomination of the March Directors at the Company’s 2016 annual meeting of stockholders (including any adjournment or postponement thereof or any special meeting held in lieu thereof, the “2016 Annual Meeting”), (iii) the subsequent nomination of Ms. Schlichting at the Company’s 2017 annual meeting of stockholders (including any adjournment or postponement thereof or any special meeting held in lieu thereof, the “2017 Annual Meeting”) and (iv) certain other matters as set forth herein, in each case subject to the terms of this Agreement.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Nomination of JANA Directors.

(a)  The Company agrees that in accordance with the Company’s certificate of incorporation and by-laws and Delaware law, the Board shall appoint Edwin M. Crawford and Scott Ostfeld to serve as Class I directors effective concurrently with the execution of this Agreement. The Company shall include each March Director (other than in the case of the refusal or inability of any such person to serve, in which case the Board shall include his substitute chosen in accordance with Section 1(e)), appointed to the Board pursuant to this Section 1(a), as a nominee to the Board on the slate of Class I director nominees recommended by the Board in the Company’s proxy statement and on its proxy card relating to the 2016 Annual Meeting and shall use its reasonable best efforts (which shall include the solicitation of proxies) to obtain the election of the March Directors at the 2016 Annual Meeting (it being understood that such efforts shall not be less than the efforts used by the Company to obtain the election of any other independent director nominee nominated by it to serve as a director at the 2016 Annual Meeting).

(b)  The Company agrees that in accordance with the Company’s certificate of incorporation and by-laws and Delaware law, the Board shall appoint Ms. Schlichting to serve as a Class II director in January 2017 effective promptly following her retirement from her position as Chief Executive Officer of Henry Ford Health System, provided that, at such time, the Board does not conclude reasonably and in good faith based on the written opinion of outside legal counsel that such appointment would constitute a breach of the directors’ fiduciary duties. The Company shall include Ms. Schlichting (other than in the case of the refusal or inability of Ms. Schlichting to serve, in which case the Board shall include her substitute chosen in accordance with Section 1(e)), appointed to the Board pursuant to this Section 1(b), as a nominee to the Board on the slate of Class II director nominees recommended by the Board in the Company’s proxy statement and on its proxy card relating to the 2017 Annual Meeting and shall use its reasonable best efforts (which shall include the solicitation of proxies) to obtain the election of Ms. Schlichting at the 2017 Annual Meeting (it being understood that such efforts shall not be less than the efforts used by the Company to obtain the election of any other independent director nominee nominated by it to serve as a director at the 2017 Annual Meeting).

(c)  As a condition to each JANA Director’s appointment to the Board and any subsequent nomination for election as a director of the Company at the 2016 Annual Meeting (in the case of the March Directors), or the 2017 Annual Meeting (in the case of Ms. Schlichting), JANA shall (or shall have caused the JANA Directors to) have provided to the Company completed D&O Questionnaires in the form provided to JANA by the Company prior to the execution of this Agreement and executed irrevocable resignations as director in the form attached hereto as Exhibit A (the “Irrevocable Resignation Letter”). As a further condition to the JANA Directors’ nomination for election as directors of the Company at the 2016 Annual Meeting (in the case of the March Directors), or the 2017 Annual Meeting (in the case of Ms. Schlichting), JANA shall (or shall cause the JANA Directors to), as promptly as practicable upon request of the Company, provide (i) executed consents from the JANA Directors to be named as a nominee in the Company’s proxy statement for the 2016 Annual Meeting (in the case of the March Directors), or the 2017 Annual Meeting (in the case of Ms. Schlichting), and to serve as a director if so elected, in the form provided to JANA by the Company prior to the execution of this Agreement, (ii) any information required to be or customarily disclosed for all applicable directors, candidates for directors, and their affiliates and representatives in a proxy statement or other filings under applicable law or stock exchange rules or listing standards, (iii) information in connection with assessing eligibility, independence and other criteria applicable to all applicable directors or satisfying compliance and legal obligations applicable to all independent directors, and (iv) such other information as reasonably requested by the Company from time to time with respect to JANA or the JANA Directors.

(d)  At all times while serving as a member of the Board, the JANA Directors shall comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to all non-employee Board members, including the Company’s Corporate Governance Guidelines and Code of Conduct and all relevant Board committee charter requirements, provided that no provision of any such document shall be deemed to be violated by any communication permitted by this Agreement pursuant to the last sentence of Section 2(a), and provided further that no provision of any such document shall be deemed to be violated by the performance of the Nomination Agreements between JANA and Mr. Crawford and between JANA and Ms. Schlichting filed by JANA in its Schedule 13D dated February 25, 2016 (the “JANA 13D”). The JANA Directors shall receive the Company’s customary new director orientation program.

(e)  If, during the Standstill Period (as defined below), Ms. Schlichting prior to her appointment hereunder, or any JANA Director or all JANA Directors after their appointment resigns (including by reason of a change in principal business occupation or position or service on additional boards), refuses to serve, or is unable to serve due to death or disability, in each case provided that each such JANA Director is otherwise then entitled to be appointed or serve, as applicable, as a director of the Company pursuant to this Agreement, then JANA shall be entitled to designate a replacement director or directors, as applicable, who shall (A) except in the case of any replacement for Mr. Ostfeld or any individual who replaces Mr. Ostfeld on the Board, be independent of JANA and the JANA Affiliates (as defined herein) (Mr. Ostfeld and any replacement affiliated with JANA, the “JANA Designee”), (B) be reasonably acceptable to the Company after the Company has conducted its ordinary course interview process for directors of the Company, (C) qualify as an independent director of the Company under the rules of the New York Stock Exchange Listed Company Manual, and (D) provide the items required to be provided by the JANA Directors pursuant to Section 1(c), and thereafter such individual or individuals, as applicable, shall be promptly appointed to the seat of Ms. Schlichting or to fill the remaining term of the JANA Director or JANA Directors, as the case may be, being replaced and shall be considered to be a “JANA Director” or “JANA Directors”, as the case may be, under this Agreement.

(f)  Notwithstanding anything to the contrary in this Agreement, the Company’s obligations under this Agreement shall terminate immediately, and the JANA Directors then serving on the Board shall promptly offer to resign from the Board and any committee thereof (and, if requested by the Company, promptly deliver their written resignations to the Board (which shall provide for their immediate resignations) it being understood that it shall be in the Board’s sole discretion whether to accept or reject such resignations), and the Company shall have no further obligation with respect to the JANA Directors under this Section 1, if JANA ceases to comply with or breaches any of the terms of (x) this Agreement in any material respect prior to the expiration of the Standstill Period and, if capable of being cured, such material breach or failure has not been cured within 15 days after receipt by JANA of written notice from the Company specifying such material breach or failure or (y) the Confidentiality Agreement (as defined below) in any material respect. In addition, if JANA and the JANA Affiliates (as defined below), collectively, cease to beneficially own an aggregate Net Long Position of at least 2,945,000 (as adjusted for stock splits, stock dividends, reverse stock splits and similar events) shares of the Common Stock then outstanding (the “JANA Ownership Threshold”), then the JANA Designee then serving on the Board shall promptly offer to resign from the Board and any committee thereof (and, if requested by the Company, promptly deliver his or her written resignation to the Board (which shall provide for his or her immediate resignation) it being understood that it shall be in the Board’s sole discretion whether to accept or reject such resignation), and the Company shall have no further obligation with respect to the applicable JANA Designee under this Section 1. The term “Net Long Position” shall mean such shares of Common Stock beneficially owned, directly or indirectly, that constitute such person’s net long position as defined in Rule 14e-4 promulgated by the SEC (as defined below) under the Exchange Act (as defined below) mutatis mutandis, but the “long position” of such person for this purpose shall not include any shares as to which such person does not have the right to vote or direct the vote or as to which such person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares. In furtherance of this Section 1(f), each March Director has, concurrently with the execution of this Agreement, executed the Irrevocable Resignation Letter and delivered it to the Company and Ms. Schichting (or her replacement under Section 1(e)) shall deliver the Irrevocable Resignation Letter prior to her appointment to the Board.

(g)  The Company agrees that in accordance with the Company’s certificate of incorporation and by-laws and Delaware law, the Board shall:

(i) solely for purposes of appointing the March Directors, have increased the size of the Board from ten (10) to twelve (12) directors;

(ii) not nominate for re-election a current member of the class of directors whose term expires at the 2016 Annual Meeting (other than a JANA Director), who shall be Mr. Joseph L. Herring unless JANA and the Company mutually agree on another director who shall (x) not be re-nominated in lieu of Mr. Herring at the 2016 Annual Meeting and shall not appoint such individual to the Board or (y) resign effective as of no later than the 2016 Annual Meeting;

(iii) nominate no more than five individuals for election at the 2016 Annual Meeting, including the March Directors nominated pursuant to this Agreement, subject to clause (ii) above;

(iv) not shorten any JANA Director’s term or cause them to be up for re-election at an earlier date than that for which they were elected to;

(v) following the appointment of the March Directors and until the end of the Standstill Period, not increase the size of the Board or fill any vacancies if doing so would result in the Board having a number of members in excess of eleven (11) directors; provided that the Board may be comprised of twelve (12) directors during the period commencing (A) on the date hereof through the date of the 2016 Annual Meeting solely as necessary to accommodate the appointment of the March Directors and (B) January 1, 2017 and ending the day after the Company’s 2017 Annual Meeting solely as necessary to accommodate the appointment of Ms. Schlichting; provided further that the Company shall accomplish the foregoing by either accepting the resignation of an existing director, which such director should not be a JANA Director, or by nominating no more than four (4) directors for election at the 2017 Annual Meeting (which shall include Ms. Schlichting pursuant to the terms of this Agreement);

(vi) unless mutually agreed otherwise by JANA and the Company, no later than the date that is 30 days prior to the expiration of the Company’s advance notice period for the nomination of directors at the Company’s 2017 Annual Meeting (the “2017 Notice Deadline”), announce a new Chairman of the Board (provided that such new Chairman shall not be an Executive Chairman), who shall be reasonably acceptable to JANA, to replace Lynn Massingale following the expiration of his term pursuant to his current employment agreement with the Company; and

(vii) effective no later than the day after the Company’s 2018 annual meeting of stockholders (the “2018 Annual Meeting”), the size of the Board shall be reduced by one (1) director, which such director shall not be a JANA Director, relative to the size of the Board on the day immediately following the 2017 Annual Meeting.

(h)  The Board shall appoint and maintain at least two of the JANA Directors then serving on the Board selected by JANA (or, if the Board so elects, all of the JANA Directors then serving on the Board) to any committee of the Board that is currently, or at any point during the Standstill Period is, designated to review or oversee strategic alternatives for the Company (including but not limited to any review of financial and structural alternatives) and shall provide the JANA Directors then serving on the Board the same opportunity as all other members of the Board to participate in the deliberations of the Board regarding such matters.

(i)  The Board shall appoint and maintain at least two of the JANA Directors then serving on the Board selected by JANA (or, if the Board so elects, all of the JANA Directors then serving on the Board) to any committee of the Board that is currently, or at any point during the Standstill Period is, designated to review or oversee the process for the selection of any new member of senior management of the Company and shall provide the JANA Directors then serving on the Board the same opportunity as all other members of the Board to participate in the deliberations of the Board regarding such matters, and any such committee shall require at a minimum approval from all but one member of the committee before any candidate may be recommended for consideration by the full Board.

(j)  If so requested by JANA, the Board shall appoint and maintain at least one JANA Director then serving on the Board selected by JANA to any two of the Audit Committee, the Compensation Committee or the Nominating/Governance Committee, subject in each case to the agreement of the applicable JANA Director and the qualification requirements of each applicable committee (with such appointments to be effective no earlier than the Board’s next regularly scheduled Board meeting following such request by JANA).

(k)  JANA acknowledges that the JANA Directors shall have all of the rights and obligations, including fiduciary duties to the Company and its stockholders, of a director under applicable law and the Company’s organizational documents while such JANA Directors are serving on the Board.

(l)  JANA shall cause JANA Master Fund, Ltd. to take all action necessary to withdraw its demand, by letter dated March 17, 2016, to inspect the books and records of the Company pursuant to Section 220 of the Delaware General Corporation Law.

2.  Standstill.

(a)  JANA agrees that, during the Standstill Period (unless specifically requested in writing by the Company, acting through a resolution of a majority of the Company’s directors not including the JANA Directors), it shall not, and shall cause each of its Affiliates or Associates (as such terms are defined in Rule 12b-2 promulgated by the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provided that the term “Associates” in such definition shall be deemed to be preceded by the word “controlled”) (collectively (with JANA) and individually, the “JANA Affiliates”), not to, directly or indirectly (including through any JANA Directors), in any manner, alone or in concert with others:

(i) make, engage in, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC but without regard to the exclusion set forth in Rule 14a1(l)(2)(iv) of the Exchange Act) or consents to vote or advise, encourage or influence any person other than any JANA Affiliate with respect to the voting of any securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities (collectively, “Securities of the Company”) for the election of individuals to the Board or to approve stockholder proposals, or become a “participant” in any contested “solicitation” for the election of directors with respect to the Company (as such terms are defined or used under the Exchange Act), other than a “solicitation” or acting as a “participant” in support of all of the nominees of the Board at any stockholder meeting or voting its shares at any such meeting in its sole discretion (subject to compliance with this Agreement), or make or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise), except in all cases as expressly permitted by this Agreement;

(ii) form, join, encourage, influence, advise or in any way participate in any “group” (as such term is defined in Section 13(d)(3) of the Exchange Act) with any persons (excluding, for the avoidance of doubt, any group composed solely of JANA and JANA Affiliates or the group previously disclosed in the JANA 13D) with respect to any Securities of the Company or otherwise in any manner agree, attempt, seek or propose to deposit any Securities of the Company in any voting trust or similar arrangement, or subject any Securities of the Company to any arrangement or agreement with respect to the voting thereof (including by granting any proxy, consent or other authority to vote), except as expressly set forth in this Agreement;

(iii) acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group, through swap or hedging transactions or otherwise, any Securities of the Company or any rights decoupled from the underlying Securities of the Company that would result in JANA (together with the JANA Affiliates) owning, controlling or otherwise having any beneficial or other ownership interest in 14.9% or more of Common Stock outstanding at such time; provided, that, nothing herein will require Common Stock to be sold to the extent that JANA and the JANA Affiliates, collectively, exceed the ownership limit under this clause (iii) as the result of a share repurchase or similar Company action that reduces the number of outstanding shares of Common Stock;

(iv) other than in Rule 144 open market broker sale transactions where the identity of the purchaser is not known and in underwritten widely dispersed public offerings, sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the Securities of the Company or any rights decoupled from the underlying Securities of the Company held by JANA or any JANA Affiliate to any person or entity not a party to this Agreement (a “Third Party”) that, to JANA’s or the JANA Affiliate’s knowledge (after due inquiry in connection with a private, non-open market transaction, it being understood that such knowledge shall be deemed to exist with respect to any publicly available information, including information in documents filed with the SEC), would result in such Third Party, together with its affiliates and associates, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of more than 4.9% of the shares of Common Stock outstanding at such time or would increase the beneficial or other ownership interest of any Third Party who, together with its affiliates and associates, has a beneficial or other ownership interest in the aggregate of more than 4.9% of the shares of Common Stock outstanding at such time;

(v) effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any tender or exchange offer, merger, consolidation, acquisition, sale of all or substantially all assets, scheme of arrangement, plan of arrangement or other business combination, recapitalization, reorganization, sale or acquisition of material assets, liquidation or other extraordinary transaction involving the Company or any of its subsidiaries or joint ventures or any of their respective securities or a material amount of any of their respective assets or businesses (each, an “Extraordinary Transaction”), or encourage, initiate or support any other third party in any such activity; provided, however, that this clause (v) shall not preclude the tender (or action not to tender) by JANA or a JANA Affiliate of any Securities of the Company into any tender or exchange offer or vote for or against any transaction by JANA or a JANA Affiliate of any Securities of the Company with respect to any Extraordinary Transaction;

(vi) engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including any put or call option or “swap” transaction with respect to any security (other than a broad based market basket or index)) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the Securities of the Company;

(vii) (A) call or request the calling of any meeting of stockholders, including by written consent, (B) seek representation on, or nominate any candidate to, the Board, except as set forth herein, (C) seek the removal of any member of the Board, (D) solicit consents from stockholders or otherwise act or seek to act by written consent, (E) conduct a referendum of stockholders, (F) present at any annual meeting or any special meeting of the Company’s stockholders, or (G) make a request for any stockholder list or other Company books and records, whether pursuant to Section 220 of the DGCL or otherwise;

(viii) except as set forth herein, take any action in support of or make any proposal or request that constitutes: (A) controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board; (B) any material change in the capitalization, stock repurchase programs and practices, capital allocation programs and practices or dividend policy of the Company; (C) any other material change in the Company’s management, business or corporate structure; (D) seeking to have the Company waive or make amendments or modifications to the Company’s certificate of incorporation or the by-laws, or other actions, that may impede or facilitate the acquisition of control of the Company by any person; (E) causing a class of Securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any Securities exchange; or (F) causing a class of Securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(ix) make or cause to be made, or in any way encourage any other person to make or cause to be made, any public statement or announcement, including in any document or report filed with or furnished to the SEC or through the press, media, analysts or other persons, that constitutes an ad hominem attack on, or otherwise disparages, defames or slanders the Company or Affiliates thereof or any of their respective current or former officers, directors or employees, provided that JANA will, subject to the Confidentiality Agreement, be permitted to make objective statements that reflect JANA’s view, as a shareholder, with respect to factual matters concerning specific acts or determinations of the Company occurring after the date of this Agreement;

(x) make any public disclosure, announcement or statement regarding any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement;

(xi) enter into any discussions, negotiations, agreements or understandings with any Third Party to take any action with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any Third Party to take any action or make any statement with respect to any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing;

(xii) institute, solicit, assist or join, as a party, any litigation, arbitration or other proceedings against or involving the Company or any of its current or former directors or officers (including derivative actions), other than an action to enforce the provisions of this Agreement instituted in accordance with and subject to Section 8; or

(xiii) request, directly or indirectly, any amendment or waiver of the foregoing.

The foregoing provisions of this Section 2(a) shall not be deemed to prohibit (and the documents referenced in Section 1(d) or any successor documents shall not prohibit) JANA or its directors, officers, partners, employees, members or agents (acting in such capacity) (“Representatives”) from communicating privately regarding or privately advocating for or against any of the matters described in this Section 2(a) with, or from privately requesting a waiver of any of the foregoing provisions of this Section 2(a) from, the Company’s directors or officers, so long as such communications or requests are in accordance with the Confidentiality Agreement and are not intended to, and would not reasonably be expected to, require any public disclosure of such communications or requests.

(b) The Company agrees that, during the Standstill Period it shall not, and shall cause each of its Affiliates and Associates (as such terms are defined in Rule 12b-2 promulgated by the SEC under the Exchange Act provided that the term “Associates” in such definition shall be deemed to be preceded by the word “controlled”) not to, directly or indirectly, in any manner, alone or in concert with others, make or cause to be made, or in any way encourage any other person to make or cause to be made, any public statement or announcement, including in any document or report filed with or furnished to the SEC or through the press, media, analysts or other persons, that constitutes an ad hominem attack on, or otherwise disparages, defames or slanders JANA or the JANA Affiliates or any of their respective current or former Representatives, provided that the Company will be permitted to make objective statements that reflect the Company’s view with respect to factual matters concerning specific acts or determinations of JANA or the JANA Affiliates (or their respective current or former representatives) occurring after the date of this Agreement.

(c) For purposes of this Agreement the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

(d) Each of the JANA Directors shall be entitled to resign from the Board at any time in his or her discretion. For purposes of this Agreement, the term “Standstill Period” means the period commencing on the date hereof and ending on the date that is the earlier of (A) the latest of (x) 12:01 a.m. on the date of the 2017 Notice Deadline, (y) if JANA delivers a notice to the Company on or prior to the 2017 Notice Deadline that JANA is renewing the Standstill Period, 12:01 a.m. on the date that is 30 days prior to the expiration of the Company’s advance notice period for the nomination of directors at the 2018 Annual Meeting (the “2018 Notice Deadline”), and (z) if JANA delivers a notice to the Company on or prior to the 2018 Notice Deadline that JANA is renewing the Standstill Period, 12:01 a.m. on the date that is 30 days prior to the expiration of the Company’s advance notice period for the nomination of directors at the Company’s 2019 annual meeting of stockholders and (B) a material breach by the Company of its obligations under this Agreement which is not cured within 15 days after receipt by the Company of written notice from JANA specifying the material breach.

(e) In the event that JANA does not deliver a notice to the Company that JANA is renewing the Standstill Period on or prior to the 2017 Notice Deadline or 2018 Notice Deadline, as the case may be, the Standstill Period shall terminate and the JANA Designee shall promptly offer to resign from the Board and any committee thereof (and, if requested by the Company, promptly deliver his or her written resignation to the Board (which shall provide for his or her immediate resignation) it being understood that it shall be in the Board’s sole discretion whether to accept or reject such resignation).

3.  Voting Agreement.  During the Standstill Period, JANA shall cause all shares of Common Stock beneficially owned, directly or indirectly, by it, or by any JANA Affiliate, to be present for quorum purposes and to be voted, at any annual or special meeting of stockholders (and at any adjournments or postponements thereof), and further agrees that at such meetings it and they shall vote in favor of the JANA Directors and all current directors on the Board as of the date of this Agreement (other than any directors resigning in accordance with this Agreement) nominated by the Board for election at such meetings and further agrees that at such meetings it and they shall vote in accordance with the Board’s recommendations with respect to any other proposal or business that may be the subject of stockholder action at such meetings; provided, however, that, notwithstanding anything herein to the contrary, with respect to (a) a proposal to authorize or approve an Extraordinary Transaction, (b) matters related to the implementation of takeover defenses, or (c) new or amended incentive compensation plans submitted for shareholder approval, JANA and the JANA Affiliates may vote their shares of Common Stock beneficially owned, directly or indirectly, in the sole discretion of JANA or the JANA Affiliate, as applicable.

4.  Representations of the Company.  The Company represents and warrants to JANA as follows: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; and (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms.

5.  Representations of JANA.  JANA represents and warrants to the Company as follows: (a) JANA is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly authorized, executed and delivered by JANA, constitutes a valid and binding obligation and agreement of JANA and is enforceable against JANA in accordance with its terms; and (c) JANA, together with the JANA Affiliates, beneficially own, directly or indirectly, an aggregate of 5,890,368 shares of Common Stock and such shares of Common Stock constitute all of the Common Stock beneficially owned by JANA and the JANA Affiliates or in which JANA or the JANA Affiliates have any interest or right to acquire or vote, whether through derivative securities, voting agreements or otherwise.

6.  Public Announcement.

(a) JANA and the Company shall announce this Agreement by means of a joint press release in the form attached hereto as Exhibit B (the “Press Release”) no later than 9:00 a.m., New York City time, on March 23, 2016.

(b) The Company shall promptly prepare and file a Form 8-K reporting entry into this Agreement and appending or incorporating by reference this Agreement and the Press Release as exhibits thereto.

(c) JANA shall promptly prepare and file an amendment (the “13D Amendment”) to the JANA 13D reporting the entry into this Agreement and amending the applicable items to conform to the obligations hereunder.

(d) The 13D Amendment will be consistent with the Press Release and the terms of this Agreement.

(e) None of JANA, the JANA Affiliates or the JANA Directors shall issue a press release in connection with this Agreement or the actions contemplated hereby.

7.  Confidentiality Agreement.  The Company hereby agrees that: (i) the JANA Designee is permitted to and may provide confidential information to JANA Representatives, as defined in and subject to and solely in accordance with the terms of the confidentiality agreement in the form attached hereto as Exhibit C (the “Confidentiality Agreement”) (which JANA agrees to execute and deliver to the Company simultaneously with JANA’s execution and delivery of this Agreement and cause the JANA Designee and such JANA Representatives to abide by) and (ii) the Company will execute and deliver the Confidentiality Agreement to JANA substantially contemporaneously with execution and delivery thereof by the other signatories thereto.

8.  Miscellaneous.  The parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that such damage would not be adequately compensable in monetary damages. Accordingly, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any state or federal court sitting in the State of Delaware, and to require the resignation of the JANA Directors from the Board following a material breach by such JANA Director and/or JANA of its or their respective obligations (assuming for this purpose that the JANA Directors are party to this Agreement) if such material breach, if capable of being cured, has not been cured within 15 days after receipt by JANA of written notice from the Company specifying such material breach, in addition to any other remedies at law or in equity, and each party agrees it will not take any action, directly or indirectly, in opposition to another party seeking or obtaining such relief. Each of the parties hereto agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief. Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware and the federal and other state courts sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than such federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, and (d) each of the parties irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address set forth in Section 11 hereof or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO ANY CONFLICT OR CHOICE OF LAW PRINCIPLES THAT MAY RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

9.  Expenses.  All attorneys’ fees, costs and expenses incurred in connection with this Agreement and all matters related hereto will be paid by the party incurring such fees, costs or expenses.

10.  Entire Agreement; Amendment.  This Agreement and all exhibits attached hereto contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may be amended only by an agreement in writing executed by the parties hereto, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the party against whom such waiver or consent is to be effective. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

11.  Notices.  All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, when actually received during normal business hours at the address specified in this subsection:

if to the Company:	Team Health Holdings, Inc.
265 Brookview Centre Way, Suite 400
Knoxville, TN 37919
	Attention:	General Counsel

With a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
	Attention:	William R. Dougherty
Anthony F. Vernace

if to JANA:	JANA Partners LLC
767 Fifth Avenue, 8th Floor
New York, NY 10153
	Attention:	Legal Department

With a copy (which shall not constitute notice) to:
Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention:	Eleazer Klein
Marc Weingarten

12.  Severability.  If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

13.  Termination.  This Agreement shall terminate upon the later of (x) the expiration of the Standstill Period and (y) the conclusion of the 2017 Annual Meeting, provided that Section 7 of this Agreement shall survive as provided in the Confidentiality Agreement.

14.  Counterparts.  This Agreement may be executed in two or more counterparts either manually or by electronic or digital signature (including by email transmission), each of which shall be deemed to be an original and all of which together shall constitute a single binding agreement on the parties, notwithstanding that not all parties are signatories to the same counterpart.

15.  No Third Party Beneficiaries; Assignment.  This Agreement is solely for the benefit of the parties hereto and is not binding upon (other than successors to the parties hereto) or enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void. Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the parties hereto, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party.

16.  Interpretation and Construction.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “date hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

TEAM HEALTH HOLDINGS, INC.,

by
/s/ Michael D. Snow
	Name:	Michael D. Snow
	Title:	President and Chief Executive Officer
JANA PARTNERS LLC,

by
/s/ Scott Ostfeld
	Name:	Scott Ostfeld
	Title:	Partner

EXHIBIT A

FORM OF IRREVOCABLE RESIGNATION

OF THE JANA DIRECTORS

March 22, 2016

Attention:  Board of Directors

Team Health Holdings, Inc.

265 Brookview Centre Way, Suite 400

Knoxville, TN 37919

Re:  Resignation

Ladies and Gentlemen:

This irrevocable resignation is delivered pursuant to Section 1(c) and 1(f) of the Cooperation Agreement, dated as of March 22, 2016 (the “Agreement”), by and between Team Health Holdings, Inc. and JANA Partners LLC. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement. Effective only upon, and subject to, the occurrence of any of the following: (i) JANA ceases to comply with or breaches any of the terms of (x) the Agreement in any material respect prior to the expiration of the Standstill Period and, if capable of being cured, such material breach or failure has not been cured within 15 days after receipt by JANA of written notice from the Company specifying the material breach or failure or (y) the Confidentiality Agreement in any material respect, or (ii) as and if then required by the bylaws of the Company, I fail to receive a majority of the votes cast in favor of my election at any meeting for the election of directors at which a quorum is present[, or (iii) JANA and the JANA Affiliates, collectively, cease to beneficially own at least the JANA Ownership Threshold], I hereby resign from my position as a director of the Company and from any and all committees of the Board on which I serve.

[Signature Page Follows]

A-1

This resignation may not be withdrawn by me at any time during which it is effective.

Sincerely,

By:
Name:

[Signature Page to Irrevocable Resignation]

A-2

EXHIBIT B

FOR IMMEDIATE RELEASE

TEAMHEALTH ANNOUNCES AGREEMENT WITH JANA PARTNERS

KNOXVILLE, Tenn., March 23, 2016 /PRNewswire/ -- Team Health Holdings, Inc. (“TeamHealth” or the “Company”) (NYSE: TMH), a leading physician services organization, today announced that it has entered into an agreement with JANA Partners LLC (“JANA”), which beneficially owns approximately 8.0 percent of the Company’s common stock.

As part of the agreement, Scott Ostfeld, Partner of JANA and Co-Portfolio Manager of JANA Strategic Investments, and Edwin (Mac) Crawford, former Chairman of CVS Caremark Corporation, have been appointed to TeamHealth’s Board of Directors as Class I Directors, effective immediately. With the appointments of Messrs. Ostfeld and Crawford, the TeamHealth Board will be comprised of 12 directors, 10 of whom are independent. TeamHealth and JANA also agreed that Nancy M. Schlichting, Chief Executive Officer of Henry Ford Health System, will be appointed as a Class II Director in January 2017. Additionally, the Company has agreed to reduce the size of the Board of Directors by one director each year over the next three years beginning at the 2016 annual meeting of shareholders.

“We are pleased to have reached this agreement with JANA, as we believe this outcome best serves the interests of TeamHealth and all of its shareholders,” said Mike Snow, President and Chief Executive Officer of TeamHealth. “We are confident that Scott, Mac and Nancy, with their diversified expertise and relevant experience, will add valuable perspective to TeamHealth’s Board as we execute on our strategic plan and enhance shareholder value. Our commitment to providing best-in-class support to our clinical community and exemplary service to our hospital partners remains unchanged as we work to achieve these important objectives.”

“We appreciate TeamHealth’s constructive approach in reaching this agreement,” said Barry Rosenstein, founder and Managing Partner of JANA. “We look forward to working with management and the Board of Directors to pursue our shared goal of enhancing value for all TeamHealth shareholders.”

The full agreement between TeamHealth and JANA will be filed on a Form 8-K with the Securities and Exchange Commission.

As previously announced, the Company’s 2016 annual meeting of shareholders will be held on May 25, 2016.

Citi and Goldman, Sachs & Co. are serving as financial advisors and Simpson Thacher & Bartlett LLP is serving as legal advisor to the Company.

About Scott Ostfeld

Mr. Scott Ostfeld is a Partner of JANA Partners LLC, an investment manager located in New York, and Co-Portfolio Manager of JANA Partners LLC’s active equity ownership strategy. Prior to joining JANA in 2006, Mr. Ostfeld was with GSC Partners in their distressed debt private equity group focused on acquiring companies through the bankruptcy restructuring process and enhancing value as an active equity owner. Mr. Ostfeld received a J.D. from Columbia Law School and an M.B.A. from Columbia Business School, and a B.A. from Columbia University. Mr. Ostfeld serves as a member of the Advisory Board of Columbia University’s Richman Center for Business, Law, and Public Policy and as a member of the Board of Directors of The Opportunity Network.

About Edwin M. Crawford

Mr. Edwin Crawford served as Chief Executive Officer, Director and Chairman of Caremark Rx, Inc. from 1998 to 2007 when it generated annual revenues of approximately $37 billion. Following the merger of CVS Corporation with Caremark in March 2007, Mr. Crawford served as Chairman of CVS Caremark Corporation, a Fortune 20 company and leading provider of pharmacy benefits management services, until November 2007. Mr. Crawford received a B.S. in Business Administration from Auburn University.

B-1

About Nancy M. Schlichting

Ms. Nancy Schlichting is the Chief Executive Officer of Henry Ford Health System, where she is responsible for leading a nationally recognized health care organization with annual revenue of over $4 billion and 24,000 employees through a dramatic financial turnaround. Ms. Schlichting joined Henry Ford Health System in 1998 as Senior Vice President and Chief Administrative Officer and in 2001, she assumed an additional role as President and Chief Executive Officer of Henry Ford Hospital. Ms. Schlichting has vast experience serving as a director for various boards for both non-profit and for-profit corporations, including serving as a member of the board of directors of Walgreens Boots Alliance, Inc., one of the largest global pharmaceutical wholesale and distribution networks, since 2006. Ms. Schlichting received her A.B. in Public Policy Studies from Duke University and her M.B.A. from Cornell University.

About TeamHealth

At TeamHealth (NYSE: TMH), our purpose is to perfect our physicians’ ability to practice medicine, every day, in everything we do. Through our more than 18,000 affiliated physicians and advanced practice clinicians, TeamHealth offers outsourced emergency medicine, hospital medicine, critical care, anesthesiology, orthopaedic hospitalist, acute care surgery, obstetrics and gynecology hospitalist, ambulatory care, post-acute care and medical call center solutions to approximately 3,400 acute and post-acute facilities and physician groups nationwide. Our philosophy is as simple as our goal is singular: we believe better experiences for physicians lead to better outcomes—for patients, hospital partners and physicians alike. Join our team; we value and empower clinicians. Partner with us; we deliver on our promises. Learn more at http://www.teamhealth.com.

Contacts

INVESTOR CONTACT:

David Jones

Executive Vice President & Chief Financial Officer

865-293-5299

MEDIA CONTACT:

Pat Ball

Senior Vice President, Strategic Resources Group

865-293-5352

Andy Brimmer / Joe Berg

Joele Frank Wilkinson Brimmer Katcher

212-355-4449

B-2

EXHIBIT C

EXECUTION VERSION

CONFIDENTIALITY AGREEMENT

TEAM HEALTH HOLDINGS, INC.

March 22, 2016

To: JANA Partners LLC (“JANA” or “you”)

Ladies and Gentlemen:

This letter agreement shall become effective upon the appointment of the March Directors to the Board of Directors (the “Board”) of Team Health Holdings, Inc. (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Cooperation Agreement (the “Cooperation Agreement”), dated as of March 22, 2016, between the Company and JANA. The Company understands and agrees that, subject to the terms of, and in accordance with, this letter agreement, Scott Ostfeld or his replacement chosen in accordance with the Cooperation Agreement (Mr. Ostfeld and such replacement, the “JANA Designee”) may, if and to the extent he desires to do so (and subject to his fiduciary duties), confidentially disclose information he obtains while serving as a member of the Board to you and, subject to the restrictions in paragraph 2, the JANA Representatives (as hereinafter defined), and may discuss such information with such persons, subject to the terms and conditions of this letter agreement. As a result, you may receive certain non-public information regarding the Company. You acknowledge that this information is proprietary to the Company and may include trade secrets or other business information the disclosure of which could harm the Company. In consideration for, and as a condition of, the information being furnished to you and, subject to the restrictions in paragraph 2, the JANA Affiliates and the officers, directors, managing members, employees, agents, representatives and advisors (including legal and financial advisors) of you and the other JANA Affiliates (collectively, the “JANA Representatives”), you agree to treat any and all information concerning or relating to the Company or any of its subsidiaries or affiliates that is furnished to you or the JANA Representatives (regardless of the manner in which it is furnished, including in written or electronic format or orally, gathered by visual inspection or otherwise) by any JANA Designee, or by or on behalf of the Company or any Company Representatives (as defined below), together with any notes, analyses, reports, models, compilations, studies, interpretations, documents, records or extracts thereof containing, referring, relating to, based upon or derived from such information, in whole or in part (collectively, “Evaluation Material”), in accordance with the provisions of this letter agreement, and to take or abstain from taking the other actions hereinafter set forth.

1.        The term “Evaluation Material” does not include information that (i) is or has become generally available to the public other than as a result of a direct or indirect disclosure by you or the JANA Representatives in violation of this letter agreement or any other obligation of confidentiality to the Company, (ii) was within your or any of the JANA Representatives’ possession on a non-confidential basis prior to its being furnished to you by a JANA Designee, or by or on behalf of the Company or its agents, representatives, attorneys, advisors, directors, officers or employees (collectively, the “Company Representatives”) or (iii) is received from a source other than a JANA Designee, the Company or any of the Company Representatives;

provided, that in the case of (ii) or (iii) above, the source of such information was not believed by you, after reasonable inquiry of the disclosing person, to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any other person with respect to such information at the time the information was disclosed to you.

2.        You will, and you will cause the JANA Representatives to, (a) keep the Evaluation Material strictly confidential and (b) not disclose any of the Evaluation Material in any manner whatsoever without the prior written consent of the Company; provided, however, that you may privately disclose any of such information to the JANA Representatives (i) who need to know such information for the sole purpose of advising you on your investment in the Company and (ii) who are informed by you of the confidential nature of such information and agree to abide for the benefit of the Company to the terms hereof; provided, further, that you will be responsible for any violation of this letter agreement by the JANA Representatives as if they were parties hereto. It is understood and agreed that the JANA Designee shall not disclose to you or the JANA Representatives any Legal Advice (as defined below) that may be included in the Evaluation Material with respect to which such disclosure may constitute waiver of the Company’s attorney-client privilege or attorney work-product privilege. “Legal Advice” as used herein shall be solely and exclusively limited to the advice provided by legal counsel and shall not include factual information or the formulation or analysis of business strategy that is not protected by the attorney-client or attorney work-product privilege.

3.        In the event that you or any of the JANA Representatives are required by applicable subpoena, legal process or other legal requirement to disclose any of the Evaluation Material, you will promptly notify (except where such notice would be legally prohibited) the Company in writing by electronic mail, facsimile and certified mail so that the Company may seek a protective order or other appropriate remedy (and if the Company seeks such an order, you will provide such cooperation as the Company shall reasonably request), at its cost and expense. Nothing herein shall be deemed to prevent you or the JANA Representatives, as the case may be, from complying with a subpoena, legal process or other legal requirement that requires discovery, disclosure or production of the Evaluation Material if (a) you produce or disclose only that portion of the Evaluation Material which your outside legal counsel of national standing advises you in writing is legally required to be so produced or disclosed and you inform the recipient of such Evaluation Material of the existence of this letter agreement and the confidential nature of such Evaluation Material, provide notice to the Company of such Evaluation Material to be so disclosed as far in advance as is legally permissible, and use your reasonable best efforts to obtain reliable assurance that confidential treatment will be afforded such Evaluation Material; or (b) the Company consents in writing to having the Evaluation Material produced or disclosed pursuant to the subpoena, legal process or other legal requirement. In no event will you or any of the JANA Representatives oppose action by the Company to obtain a protective order or other relief to prevent the disclosure of the Evaluation Material or to obtain reliable assurance that confidential treatment will be afforded the Evaluation Material. For the avoidance of doubt, it is understood that there shall be no “legal requirement” requiring you to disclose any Evaluation Material solely by virtue of the fact that, absent such disclosure, you would be prohibited from purchasing, selling, or engaging in derivative or other voluntary transactions with respect to the Common Stock of the Company or otherwise proposing or making an offer to do any of the foregoing, or you would be unable to file any proxy materials in compliance with Section 14(a) of the Exchange Act or the rules promulgated thereunder.

4.        You acknowledge that (a) none of the Company or any of the Company Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of any Evaluation Material, and (b) none of the Company or any of the Company Representatives shall have any liability to you or to any of the JANA Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. You and the JANA Representatives (including anyone acting on your or their behalf) shall not directly or indirectly initiate contact or communication with any executive or employee of the Company concerning Evaluation Material or seeking any information in connection therewith, provided that your officers or directors with the title of “partner” and other full-time employees of JANA directly involved in monitoring your investment in the Company may so initiate communications concerning Evaluation Material and/or seeking information in connection therewith with or from the Chief Financial Officer, General Counsel, head of investor relations and/or such other persons approved in writing by the foregoing or the Board; provided, however, the restriction in this sentence shall not apply to any JANA Director while he or she is a member of the Board (it being understood that, subject to the restrictions in paragraph 2, the JANA Designee shall be permitted to have present with him, in person or by phone or other similar means of communication, any other JANA Representative to the extent announced to the Company participants).

5.        All Evaluation Material shall remain the property of the Company. Neither you nor any of the JANA Representatives shall by virtue of any disclosure of and/or your use of any Evaluation Material acquire any rights with respect thereto, all of which rights (including all intellectual property rights) shall remain exclusively with the Company. At any time after the date on which no JANA Designee is any longer a director of the Company, upon the request of the Company for any reason, you will promptly return to the Company or destroy all hard copies of the Evaluation Material and use commercially reasonable efforts to permanently erase or delete all electronic copies of the Evaluation Material in your or any of the JANA Representatives’ possession or control (and, upon the request of the Company, shall promptly certify to the Company that such Evaluation Material has been returned, erased or deleted, as the case may be). Notwithstanding the return or erasure or deletion of Evaluation Material, you and the JANA Representatives will continue to be bound by the obligations contained herein.

6.        You acknowledge, and will advise the JANA Representatives, that the Evaluation Material may constitute or contain material nonpublic information under applicable federal and state securities laws, and that you shall not, and you shall use your commercially reasonable efforts to ensure that the JANA Representatives, do not, trade or engage in any derivative or other transaction, while in possession of such information in violation of such laws, provided that, subject to compliance with such laws, you and the JANA Representatives shall in any event be free to trade or engage in such transactions during periods when the directors of the Company generally are permitted to do so, and the Company will notify each JANA Director in advance when such “open window” periods begin and end.

7.        You hereby represent and warrant to the Company that (i) you have all requisite company power and authority to execute and deliver this letter agreement and to perform your obligations hereunder, (ii) this letter agreement has been duly authorized, executed and delivered by you, and is a valid and binding obligation, enforceable against you in accordance with its terms, (iii) this letter agreement will not result in a violation of any terms or conditions of any agreements to which you are a party or by which you may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting you, and (iv) your entry into this letter agreement does not require approval by any owners or holders of any equity or other interest in you (except as has already been obtained).

8.        Any waiver by the Company of a breach of any provision of this letter agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this letter agreement. The failure of the Company to insist upon strict adherence to any term of this letter agreement on one or more occasions shall not be considered a waiver or deprive the Company of the right thereafter to insist upon strict adherence to that term or any other term of this letter agreement.

9.        You acknowledge and agree that the value of the Evaluation Material to the Company is unique and substantial, but may be impractical or difficult to assess in monetary terms. You further acknowledge and agree that in the event of an actual or threatened violation of this letter agreement, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, you acknowledge and agree that, in addition to any and all other remedies which may be available to the Company at law or equity, the Company shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement and to enforce specifically the terms and provisions of this letter agreement exclusively in the Court of Chancery of the State of Delaware or other federal or state courts of the State of Delaware. In the event that any action shall be brought in equity to enforce the provisions of this letter agreement, you shall not allege, and you hereby waive the defense, that there is an adequate remedy at law.

10.      Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or other federal or state courts of the State of Delaware in the event any dispute arises out of this letter agreement or the transactions contemplated by this letter agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this letter agreement or the transactions contemplated by this letter agreement in any court other than the Court of Chancery of the State of Delaware or other federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief, and (e) irrevocably consents to service of process by a reputable overnight delivery service, signature requested, to the address of such party’s principal place of business or as otherwise provided by applicable law. THIS LETTER AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

11.        This letter agreement and the Cooperation Agreement contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersedes all prior or contemporaneous agreements or understandings, whether written or oral. This letter agreement may be amended only by an agreement in writing executed by the parties hereto.

12.        All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by telecopy and email, when such telecopy is transmitted to the telecopy number set forth below and sent to the email address set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

If to the Company:		Team Health Holdings, Inc.
265 Brookview Centre Way
Suite 400
Knoxville, TN 37919
Attention: General Counsel

With a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
	Facsimile:	212-455-2502
	Attention:	William R. Dougherty
Anthony F. Vernace

If to JANA:		JANA Partners LLC
767 Fifth Avenue, 8th Floor
New York, NY 10153
Attention: Legal Department

With a copy to (which shall not constitute notice):

Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022

Attention:	Eleazer Klein
Marc Weingarten

13.        If at any time subsequent to the date hereof, any provision of this letter agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this letter agreement.

14.        This letter agreement may be executed (including by facsimile or PDF) in two or more counterparts which together shall constitute a single agreement.

15.        This letter agreement and the rights and obligations herein may not be assigned or otherwise transferred, in whole or in part, by you without the express written consent of the Company. This Agreement, however, shall be binding on and inure to the benefit of successors of the parties hereto.

16.        This letter agreement shall expire one year after the date on which no JANA Designee any longer serves as a director of the Company; provided, that you shall maintain in accordance with the confidentiality obligations set forth herein any Evaluation Material constituting trade secrets for such longer time as such information constitutes a trade secret of the Company as defined under 18 U.S.C. § 1839(3); and provided, further, that this Section 16 is not intended to be, and shall not be interpreted as, a contractual restriction on any trading activities of you or other JANA Affiliates taken in your or such JANA Affiliates’ own judgment.

17.        No licenses or rights under any patent, copyright, trademark, or trade secret are granted or are to be implied by this letter agreement.

18.        Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this letter agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this letter agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this letter agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this letter agreement shall be decided without regards to events of drafting or preparation. The term “including” shall in all instances be deemed to mean “including without limitation.”

[Signature Pages Follow]

Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

Very truly yours,

TEAM HEALTH HOLDINGS, INC.

By:	/s/ Michael D. Snow
	Name:	Michael D. Snow
	Title:	President and Chief Executive
Officer

Accepted and agreed as of the date first written above:

JANA PARTNERS LLC

By:	/s/ Scott Ostfeld
	Name:	Scott Ostfeld
	Title:	Partner